EXHIBIT 10.11

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

PATENT LICENSE AGREEMENT

between

AGERE SYSTEMS GUARDIAN CORPORATION

and

INTRALASE CORP.

Effective December 31, 2001

Relating to

LASER OSCILLATOR SUBSYSTEMS

i

PATENT LICENSE AGREEMENT

Effective December 31, 2001, (“Effective Date”) Agere Systems Guardian Corporation (“AGERE”), a Delaware corporation having an office at 9333 S. John Young Parkway, Orlando, Florida 32819-8698, and INTRALASE CORP., a Delaware corporation, (“INTRALASE”), having an office at 3 Morgan, Irvine, California, 92618, USA, agree as follows*:

ARTICLE I

GRANTS OF LICENSES

1.01 Grant

(a) AGERE grants to INTRALASE under AGERE’s PATENTS personal, nonexclusive and non-transferable licenses to make, have made, use, lease, sell, offer to sell and import LICENSED PRODUCTS.

(b) INTRALASE grants to AGERE under INTRALASE’s PATENTS personal, nonexclusive, royalty-free and non-transferable licenses to make, have made, use, lease, sell, offer to sell and import LICENSED PRODUCTS.

1.02 Duration

All licenses granted herein under any patent shall be in effect from the Effective Date of this Agreement for the duration of the LIMITED PERIOD, unless terminated sooner pursuant to Article III.

1.03 Licensing Provisions

(a) The licenses granted herein also include licenses to (i) make, have made, use and import machines, tools, materials and other instrumentalities, insofar as such machines, tools, materials and other instrumentalities are involved in or incidental to the development, manufacture, testing or repair of LICENSED PRODUCT(S) which are or have been made, used, leased, owned, sold or imported by or for the grantee of such license; and (ii) convey to any customer of the grantee, with respect to any LICENSED PRODUCT(S) which is sold or leased by such grantee to such customer, rights to use, resell, or repair such LICENSED PRODUCT(S) as sold or leased by such grantee (whether or not as part of a larger combination); provided, however, that no rights may be conveyed to customers with respect to any invention which is directed to (1) a combination of such LICENSED PRODUCT (as sold or leased) with any other product, (2) a method or process which is other than the inherent use of such LICENSED PRODUCT itself (as sold or leased), or (3) a method or process involving the use of a LICENSED PRODUCT to manufacture (including associated testing) any other product. Notwithstanding the foregoing, licenses granted herein to INTRALASE do not include any licenses to make, use, sell, offer for sale, have made, import, or lease any products to or for any company listed on Appendix B by virtue of being a party in a patent infringement action with AGERE or any of its RELATED COMPANIES.

(b) Licenses granted herein to INTRALASE are not to be construed either (i) as consent by the grantor to any act which may be performed by the grantee, except to the extent impacted by a patent licensed herein to the grantee, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

*	Any term in capital letters which is defined in Appendix A shall have the meaning specified therein, otherwise it will have the meaning as used or defined in this Agreement.

(c) The grant of each license hereunder includes the right to grant sublicenses within the scope of such license to a party’s RELATED COMPANIES for so long as they remain its RELATED COMPANIES and only to the extent that such RELATED COMPANIES grant to the other party licenses of similar scope and duration as provided in this Agreement. Any such sublicense granted hereunder may be made effective retroactively, but not prior to the Effective Date hereof, nor prior to the sublicensee’s becoming a RELATED COMPANY of such party. The parties agree that if either party forms a holding company for patents licensed herein, that party shall cause such holding company to grant licenses under such patents, of the scope and duration granted herein, to the other party.

(d) The grant of each license hereunder also includes the right of a party to sublicense (commensurate with its own licenses) any business which is divested by that party or any of its RELATED COMPANIES provided that the sublicense is granted within sixty (60) days of divestiture and the divested business is itself a legal entity at the time of divestiture or within sixty (60) days thereafter. Such sublicense may continue for so long as the divested business remains a legal entity and shall extend only to the LICENSED PRODUCTS sold or furnished by the divested business prior to the divestiture and only for the patents of the non-divesting party licensed to the divesting party in this Agreement which are issued as of the date of divestiture. Furthermore, any sublicense shall not extend to the products sold or services furnished by a third party which acquires the divested business, even if they are of the same kind or similar to those of the divested business and even if made, sold or provided by the divested business. Any payment obligations of a divesting party under this Agreement shall continue in effect for all LICENSED PRODUCTS, including the LICENSED PRODUCTS of the divested business. The divested business shall be jointly and severally liable with the divesting party for royalties payable on account of the LICENSED PRODUCTS of the divested business.

1.04 Ability to Provide Licenses

(a) It is recognized that certain actions of the parties to this Agreement may limit their ability to provide licenses hereunder without constituting a breach. In particular, (i) prior to the earliest filing of a patent application disclosing an invention of a party or its RELATED COMPANY, such party or RELATED COMPANY may assign to a third party the title to patents on such invention, or (ii) prior to the Effective Date of this Agreement, a party or its RELATED COMPANY may have limited by contract its ability to provide licenses hereunder with respect to certain patents.

(b) Notwithstanding the provisions of Section 1.04(a), AGERE warrants that it has full rights to grant the licenses set forth herein with respect to U.S. Patents 4860296, 4597638, 5237577, and 5627854, and any reissues, reexaminations, or worldwide equivalents thereof.

1.05 Joint Inventions

(a) There are countries (not including the United States) which require the express consent of all inventors or their assignees to the grant of licenses or rights under patents issued in such countries for joint inventions.

(b) Each party shall give such consent, or shall obtain such consent from its RELATED COMPANIES, its employees or employees of any of its RELATED COMPANIES, as required to make full and effective any such licenses and rights respecting any joint invention granted to the grantee hereunder by such party and by another licensor of such grantee.

(c) Each party shall take steps which are reasonable under the circumstances to obtain from third parties whatever other consents are necessary to make full and effective such licenses and rights respecting any joint invention purported to be granted by it hereunder. If, in spite of such reasonable steps, such party is unable to obtain the requisite consents from such third parties, the resulting inability of such party to make full and effective its purported grant of such licenses and rights shall not be considered to be a breach of this Agreement.

1.06 Publicity

Nothing in this Agreement shall be construed as conferring upon either party or its RELATED COMPANIES any right to include in advertising, packaging or other commercial activities related to a LICENSED PRODUCT, any reference to the other party (or any of its RELATED COMPANIES), its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such LICENSED PRODUCT is in any way certified by the other party hereto or its RELATED COMPANIES.

1.07 Confidentiality

The terms, but not the existence, of this Agreement shall be treated as confidential information by the parties, and neither party shall disclose the terms or conditions of this Agreement to any third party (other than its RELATED COMPANIES and divested businesses licensed pursuant to this Agreement) without the prior written permission of the other party. Each party, however, shall have (i) the right to represent to third parties that such party is licensed for the products and patents as provided by this Agreement, and (ii) the right to make disclosures to the extent required by an order of court, regulation of another governmental body, or otherwise by law or by a stock exchange, provided that the party shall promptly provide written notice to the non-disclosing party of the intended disclosure and of the court order or regulation prior to such disclosure and that the party takes all reasonable steps to minimize such disclosure by, for example, obtaining a protective order and/or appropriate confidentiality provisions requiring that such information to be disclosed be used only for the purpose for which such law, order, regulation or requirement was issued. Additionally, each party may disclose this Agreement or its contents to the extent reasonably necessary, under a typical confidentiality expectations, to its accountants, attorneys, financial advisors and in connection with due diligence activities relating to the sale of the stock or a portion of the business of a party or its RELATED COMPANIES.

ARTICLE II

ROYALTY AND PAYMENTS

2.01 Royalty Payments

(a) In part payment for the grant of rights hereunder by AGERE to INTRALASE, INTRALASE shall pay to AGERE the sum of *** within thirty (30) days of EXECUTION. In no event shall such sum or any portion thereof be credited or refunded to INTRALASE.

***	Material has been omitted pursuant to a request for confidential treatment.

(b) On or before thirty (30) days after EXECUTION, INTRALASE shall pay to AGERE royalties for LICENSED PRODUCTS sold or leased or otherwise put into use by INTRALASE before December 31, 2001. Such royalties shall be calculated as set forth in Section 2.01(d).

(c) For each calendar year of this Agreement starting with the year 2002, and in addition to the payment set forth in Section 2.01(a), INTRALASE shall pay to AGERE a minimum annual payment of ***, to be paid in two equal installments, each on or before January 31 and July 31 of each calendar year. Said payment shall be creditable only towards royalties that accrue during the subsequent twelve (12) month period. INTRALASE must pay this minimum payment to maintain the license granted herein, even if INTRALASE has no sales or the sales are not sufficient in any one year to generate royalties in an amount equal to the minimum annual payment. Under no circumstances shall such payment or any portion thereof be refunded to INTRALASE.

(d) INTRALASE shall pay to AGERE in United States dollars a fixed-sum of *** for each LICENSED PRODUCT sold or leased or otherwise put into use by INTRALASE or any of its RELATED COMPANIES. This royalty fee shall be applied to both (1) product sold prior to December 31, 2001 (pursuant to Section 2.01(b)), and (2) product sold after December 31, 2001.

2.02 Accrual

(a) Royalty shall accrue on any LICENSED PRODUCT upon sale, lease, or otherwise put into use and shall become payable in accordance with the provisions of Section 2.04. Obligations to pay accrued royalties shall survive termination of licenses and rights pursuant to Section 1.02 and ARTICLE III.

(b) When a company ceases to be a RELATED COMPANY of INTRALASE, royalties which have accrued with respect to any products of such company, but which have not been paid, shall become payable with INTRALASE’s next scheduled royalty payment.

(c) Notwithstanding any other provisions hereunder, royalties shall accrue and be payable only to the extent that enforcement of INTRALASE’s obligation to pay such royalties would not be prohibited by applicable law.

2.03 Records and Adjustments

(a) INTRALASE shall keep full, clear and accurate records with respect to all LICENSED PRODUCTS and shall furnish any information which AGERE may reasonably prescribe from time to time to enable AGERE to ascertain the proper royalty due hereunder on account of products sold, leased and put into use by INTRALASE or any of its RELATED COMPANIES. INTRALASE shall retain such records with respect to each LICENSED PRODUCT for at least five (5) years from the sale, lease or putting into use of such LICENSED PRODUCT. AGERE shall have the right through its accredited auditors no more than once every year to make an examination after notice of at least thirty (30) days, during normal business hours, of all records and accounts bearing upon the amount of royalty payable to it hereunder. Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such examination, provided AGERE gives INTRALASE notice, in writing, of such underpayment within thirty (30) days of the completion of such audit. Such notice shall contain the report of such auditors and shall include the data which formed the

***	Material has been omitted pursuant to a request for confidential treatment.

basis for such underpayment calculation. AGERE shall be responsible for all its costs of an audit unless the audit revealed an underpayment by INTRALASE of at least ten percent (10%) for the audited period. In such an event, INTRALASE shall be responsible for AGERE’s reasonable out-of-pocket costs for such accredited auditors to conduct the audit.

(b) Independent of any such examination, AGERE will credit to INTRALASE the amount of any overpayment of royalties made in error which is identified and fully explained in a written notice to AGERE delivered within twelve (12) months after the due date of the payment which included such alleged overpayment, provided that AGERE is able to verify, to its own satisfaction, the existence and extent of the overpayment.

(c) No refund, credit or other adjustment of royalty payments shall be made by AGERE except as provided in Sections 2.01(c) and 2.03. Rights conferred by this Section 2.03 shall not be affected by any statement appearing on any check or other document, except to the extent that any such right is expressly waived or surrendered by a party having such right and signing such statement.

2.04 Reports and Payments

(a) Within sixty (60) days after the end of each semiannual period ending on June 30th or December 31st, commencing with the semiannual period during which this Agreement becomes effective, INTRALASE shall furnish to AGERE at the address specified in Section 4.03 a statement certified by a responsible official of INTRALASE showing in a manner acceptable to AGERE the number of LICENSED PRODUCTS sold or leased or otherwise put into use by INTRALASE Section 2.01(c) and the net amount payable after application of such credit.

If no LICENSED PRODUCT has been sold the statement shall show that fact.

(b) Within such sixty (60) days INTRALASE shall pay in United States dollars to AGERE at the address specified in Section 4.03 the royalties payable in accordance with such statement. Any conversion to United States dollars shall be at the prevailing rate for bank transfers as quoted for the last day of such semiannual period by leading United States banks in New York City dealing in the foreign exchange market.

(c) Overdue payments hereunder shall be subject to a late payment charge calculated at an annual rate of three percentage points (3%) over the prime rate or successive prime rates (as posted in New York City) during delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

ARTICLE III

TERMINATION

3.01 Breach

In the event of a breach of this Agreement by either party, the other party may, in addition to any other remedies that it may have, at any time terminate all licenses and rights granted by it hereunder by not less than six (6) months written notice specifying such breach, unless within the period of such notice all breaches specified therein shall have been remedied.

3.02 Voluntary Termination

Either party may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder by providing at least two (2) months prior written notice of such termination. Such notice shall specify any affected patent, invention or product.

3.03 Survival

(a) If a company ceases to be a RELATED COMPANY of a party, licenses and rights granted hereunder with respect to patents of such company on inventions made prior to the date of such cessation, shall not be affected by such cessation.

(b) Any termination of licenses and rights of a party under the provisions of this Article III shall not affect such party’s licenses, rights and obligations with respect to any LICENSED PRODUCTS made or furnished prior to such termination, and shall not affect the other party’s licenses and rights (and obligations related thereto) hereunder.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.01 Disclaimer

Other than the provisions of Section 1.04, neither party nor any of its RELATED COMPANIES makes any representations, extends any warranties of any kind, assumes any responsibility or obligations whatever, or confers any right by implication, estoppel or otherwise, other than the licenses, rights and warranties herein expressly granted.

4.02 Limited Assignability

The parties hereto have entered into this Agreement in contemplation of personal performance, each by the other, and intend that the licenses and rights granted hereunder to a party not be extended to entities other than such party’s RELATED COMPANIES without the other party’s express written consent. All of AGERE’s rights, title and interest in this Agreement and any licenses and rights granted to it hereunder may be assigned to Agere Systems Inc., and any direct or indirect successor to the business of Agere Systems Inc. that is relevant to the business or subject matter of this Agreement as the result of any internal reorganization, which successor shall thereafter be deemed substituted for AGERE as the party hereto, effective upon such assignment; but neither this Agreement nor any licenses or rights hereunder shall be otherwise assignable or transferable (in insolvency proceedings, by reason of a corporate merger, or otherwise) by either party without the express written consent of the other party. Notwithstanding the foregoing, INTRALASE may assign all of its rights under this Agreement to a purchaser of all or substantially all of INTRALASE’s business of developing, manufacturing and selling the LICENSED PRODUCTS or to a RELATED COMPANY of INTRALASE or pursuant to a merger or consolidation of INTRALASE or a RELATED COMPANY of INTRALASE or pursuant to an acquisition of the entire interest in INTRALASE or a RELATED COMPANY of INTRALASE through a stock transaction, without the consent of AGERE, provided, however, only (i) for the duration and term of licenses as specified in this Agreement, (ii) to the extent and for the time the business functions as a separately identifiable business (iii) for LICENSED PRODUCTS of the kind provided by the business prior to its divestiture or acquisition and not to any products or services of any entity which acquires the divested business, (iv) so long as the entity which acquires the divested business is not in an intellectual property dispute with AGERE or any of its SUBSIDIARIES, and (v) such purchaser or RELATED COMPANY (as applicable) agrees in writing to be bound by all of INTRALASE’S obligations herein.

4.03 Addresses

(a) Any notice or other communication hereunder shall be sufficiently given to INTRALASE when sent by overnight or certified mail to the address set out above or to AGERE when sent by overnight or certified mail addressed to Contract Administrator, Agere Systems Guardian Corporation, 9333 South John Young Parkway, Orlando, Florida 32819-8698 United States of America. Changes in such addresses may be specified by written notice.

(b) Payments by INTRALASE shall be made to AGERE at Chase Manhattan Bank, Account ***, General Post Office, P.O. Box 26641, New York, New York 10087-6641, United States of America. Alternatively, payments to AGERE may be made by bank wire transfers to AGERE’S account. Agere Systems Guardian Corporation, Account ***, Chase Manhattan Bank, 55 Water Street, New York, New York, 10041 United States of America, ABA Code: 021000021, Swift Code: CHASUS33. Changes in such address or account may be specified by written notice.

4.04 Taxes

INTRALASE shall bear all taxes, duties, levies and similar charges (and any related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement, except (i) any tax imposed upon AGERE in a jurisdiction other than the United States if such tax is allowable as a credit against the United States income taxes of AGERE; and (ii) any net income tax imposed upon AGERE by the United States or any governmental entity within the United States (the fifty (50) states and the District of Columbia). In order for the exception contained in (i) to apply, INTRALASE must furnish AGERE with evidence issued by the taxing authority in such jurisdiction that such tax has been paid. The evidence must be furnished within thirty (30) days of issuance by the taxing authority and must be sufficient to satisfy United States taxing authorities that such tax has been paid.

4.05 Choice of Law

The parties are familiar with the principles of New York commercial law, and desire and agree that the law of New York, exclusive of its conflict of law provisions, shall apply in any dispute arising with respect to this Agreement.

4.06 Integration

This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them. Neither of the parties shall be bound by any modifications, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the party to be bound thereby.

***	Material has been omitted pursuant to a request for confidential treatment.

4.07 Outside the United States

(a) There are countries in which the owner of an invention is entitled to compensation, damages or other monetary award for another’s unlicensed manufacture, sale, lease, use or importation involving such invention prior to the date of issuance of a patent for such invention but on or after a certain earlier date, hereinafter referred to as the invention’s “protection commencement date” (e.g., the date of publication of allowed claims or the date of publication or “laying open” of the filed patent application). In some instances, other conditions precedent must also be fulfilled (e.g., knowledge or actual notification of the filed patent application). The parties agree that (i) an invention which has a protection commencement date in any such country may be used in such country pursuant to the terms of this Agreement on and after any such date, and (ii) all such conditions precedent are deemed satisfied by this Agreement.

(b) There may be countries in which a party hereto may have, as a consequence of this Agreement, rights against infringers of the other party’s patents licensed hereunder. Each party hereby waives any such right it may have by reason of any third party’s infringement or alleged infringement of any such patents.

(c) INTRALASE hereby agrees to register or cause to be registered, to the extent required by applicable law, and without expense to AGERE or any of its RELATED COMPANIES, any agreements wherein sublicenses are granted by it under AGERE’s PATENTS. INTRALASE hereby waives any and all claims or defenses, arising by virtue of the absence of such registration, that might otherwise limit or affect its obligations to AGERE.

4.08 Dispute Resolution

(a) If a dispute arises out of or relates to this Agreement, or the breach, termination or validity thereof, the parties agree to submit the dispute to a sole arbitrator agreed upon by the parties within thirty (30) days of the beginning of the selection process, or in the absence of such agreement, to AAA arbitration using a single arbitrator which shall be governed by the United States Arbitration Act.

(b) Any award made (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is deemed equitable, just and within the scope of the Agreement; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator; and (v) may be entered in any court.

(c) The requirement for arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.

(d) The arbitrator shall be knowledgeable in the legal and technical aspects of this Agreement and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the Agreement.

(e) The place of arbitration shall be New York City.

(f) Each party shall bear its own expenses but those related to the compensation and expenses of the arbitrator shall be borne equally.

(g) A request by a party to a court for interim measures shall not be deemed a waiver of the obligation to arbitrate.

(h) The arbitrator shall only have authority to award compensatory damages, there is no authority to award punitive or other damages and each party irrevocably waives any claim thereto.

(i) The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of arbitration in confidence.

4.09 Releases

(a) After receipt of payments to AGERE under Sections 2.01(a) and (b), AGERE, for itself and for its RELATED COMPANIES, and subject to Section 4.09(c), hereby releases, to the extent of its right to do so, INTRALASE and its RELATED COMPANIES under any patent infringement arising prior to the Effective Date of this Agreement for which the rights and licenses expressly granted under this Agreement to INTRALASE and its RELATED COMPANIES would be a complete defense had this Agreement been in effect at the time such patent infringement arose.

(b) INTRALASE, for itself and for its RELATED COMPANIES, hereby releases, to the extent of its right to do so, AGERE and its RELATED COMPANIES, and subject to the provisions of Section 4.09(c), under any patent infringement arising prior to the Effective Date of this Agreement for which the rights and licenses expressly granted under this Agreement to AGERE and its RELATED COMPANIES would be a complete defense had this Agreement been in effect at the time such patent infringement arose.

(c) The releases in this Section 4.09 shall not operate with respect to acquisitions of any sort during the LIMITED PERIOD. That is, if during the LIMITED PERIOD, a party or its RELATED COMPANIES, individually or collectively, acquire one or more companies, or the business or assets or any portion thereof of one or more companies or other entities, then engaged in whole or in part in the business of making, importing, selling, using or leasing products and/or services of the kinds which are furnished or used by a party or any of its RELATED COMPANIES in the operation of the business in which they are engaged as of that party’s signing of this Agreement, but such companies or entities were not part of either party or its RELATED COMPANIES as of such party’s signing of this Agreement, then such companies or entities shall not be covered by the releases granted in Section 4.09. The releases granted in this Section 4.09 to either party and its RELATED COMPANIES shall not operate to release any such customers who are parties in a patent infringement action with such party or any of its RELATED COMPANIES as of two weeks prior to the Effective Date of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.

AGERE SYSTEMS GUARDIAN CORPORATION

By:	/s/ GERARD A. DEBLASI

Date:	January 16, 2002

INTRALASE CORP.

By: /s/ J. RANDY ALEXANDER

Date: January 15, 2002

THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY

IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED

REPRESENTATIVES OF BOTH PARTIES.

APPENDIX A

DEFINITIONS

AGERE’s PATENTS means all patents (including utility models but excluding design patents and design registrations) issued or having enforceable rights in any country of the world from an application filed as of the Effective Date, which AGERE (or any company while a wholly-owned SUBSIDIARY of Agere Systems Inc.), as of the Effective Date and extending through the LIMITED PERIOD, has the right to grant any licenses of the type herein granted, but only to the extent of such right.

INTRALASE’S PATENTS means all patents (including utility models but excluding design patents and design registrations) issued or having enforceable rights in any country of the world from an application filed as of the Effective Date which INTRALASE (or any company while a wholly-owned SUBSIDIARY of INTRALASE), as of the Effective Date and extending through the LIMITED PERIOD has the right to grant any licenses of the type herein granted, but only to the extent of such right.

EXECUTION means the date the last party signs this Agreement.

LASER OSCILLATOR SUBSYSTEM means a functional laser subsystem for generating optical pulse energy and having at least the following: 1) a laser configured to operate in a mode-locked or Q-switched fashion; and 2) a saturable absorber.

LICENSED PRODUCTS means, as to INTRALASE, any LASER OSCILLATOR SUBSYSTEM for use in or with medical laser equipment or University-based research for which a royalty has been paid, and, as to AGERE, semiconductor devices, laser devices, combinations of said devices, non-medical systems incorporating said devices and combinations, and non-medical applications.

LIMITED PERIOD means the period commencing on the Effective Date of this Agreement and continuing for seven (7) years thereafter.

RELATED COMPANIES means with respect to INTRALASE, its SUBSIDIARIES and with respect to AGERE, means its SUBSIDIARIES, its parent, Agere Systems Inc. and SUBSIDIARIES of Agere Systems Inc., with the exception of AGERE.

SUBSIDIARY of a company means a corporation or other legal entity (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a SUBSIDIARY of such company only as long as such control or ownership and control exists.

A-1

APPENDIX B

Multiplex Inc.

Proxim Inc.

B-1